Exhibit 99.1

4400 POST OAK PARKWAY SUITE 2600 HOUSTON, TEXAS 77027

PRESS RELEASE FOR IMMEDIATE ISSUANCE

MIDSTATES PETROLEUM NAMES MARK ECK

EXECUTIVE VICE PRESIDENT AND CHIEF OPERATING OFFICER

HOUSTON - (Business Wire) — December 24, 2014 - Midstates Petroleum Company, Inc. (NYSE: MPO) (the “Company”) today announced that Mark Eck will be joining the Company as Executive Vice President and Chief Operating Officer effective December 29, 2014.

Mr. Eck, age 56, most recently worked for Samson Resources, as VP Business Development, after previous roles of VP Operations & Midstream, and General Manager Haynesville Team. Prior to joining Samson, Mark served as the Tulsa Region Business Development Manager at SM Energy and Manager of Supply Chain.

Mr. Eck began his oil and gas career with ARCO Oil & Gas Company serving in various Engineering, Operations, Planning, Procurement, and Human Resources roles over a 21 year career before leaving ARCO in 2000. He received his Bachelor of Science Degree in Mechanical Engineering from the University of Missouri-Rolla in 1980 and Executive Education training at Thunderbird School of Global Management.

Dr. Peter Hill, Interim President and CEO of Midstates commented, “I am very pleased to have Mark join our Midstates team.  Mark will be an integral part of the leadership team as we transition our headquarters to Tulsa. With his extensive experiences and successes, we believe Mark can capably lead our operations to new heights.  We look forward to fully integrating Mark into our team here at Midstates.”

Other Information

Certain statements in this news release regarding future expectations and plans for future activities may be regarded as “forward looking statements” within the meaning of the Securities Litigation Reform Act.  They are subject to various risks, such as financial market conditions, changes in commodities prices and costs of drilling and completion, operating hazards, drilling risks, and the inherent uncertainties in interpreting engineering data relating to underground accumulations of oil and gas, as well as other risks discussed in detail in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.

About Midstates Petroleum Company, Inc.

Midstates Petroleum Company, Inc. is an independent exploration and production company focused on the application of modern drilling and completion techniques in oil and liquids-rich basins in the onshore U.S. Midstates’ drilling and completion efforts are currently focused in the Mississippian Lime oil play in Oklahoma and Anadarko Basin in Texas and Oklahoma.  The Company’s operations also include the upper Gulf Coast tertiary trend in central Louisiana.  Additional information about the Company is available at www.midstatespetroleum.com.

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Source: Midstates Petroleum Company, Inc.

Contact:

Chris Delange, (713) 595-9411

chris.delange@midstatespetroleum.com

or

Al Petrie, (713) 595-9427

Al.Petrie@midstatespetroleum.com